EXHIBIT 10.3
PORTIONS OF THIS EXHIBIT MARKED BY AN (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Lufthansa/Swiss Reimbursement Program Amendment
This amendment amends and is governed by the Global Agreement with an effective date of January 1, 2004 between Amadeus IT Group, S.A. (“Amadeus“) and Ebookers PLC (“EBOOKERS“), as amended, (together referred to as “the Agreement“) and is effective as of July 1, 2008 (the “Amendment Effective Date“). All capitalized terms and conditions herein have the definitions as provided in the Agreement or as otherwise indicated herein.
WHEREAS, Lufthansa AG (“Lufthansa“) and Swiss International Airlines AG (“Swiss“) have announced the imposition of certain travel agency surcharges through the Lufthansa/Swiss Preferred Fare Program;
WHEREAS, EBOOKERS on behalf of itself and EBOOKERS Locations, has agreed with Lufthansa and/or Swiss to particpate in the Lufthansa/Swiss Preferred Fare Program;
WHEREAS, according to the Lufthansa/Swiss Preferred Fare Program, EBOOKERS Locations in the applicable territories are obliged to bear certain costs (the “LH/LX Preferred Fare Surcharge“):
WHEREAS, the Parties have reached an agreement regarding the LH/LX Preferred Fare Surcharge and other terms and conditions;
IT IS AGREED:
§ 1 Reimbursement/Handling
A. Germany
1.	The Amadeus ACO in Germany (“Amadeus Germany”) provides EBOOKERS Locations in Germany with an electronic mailbox on the Amadeus Germany portal (extranet). EBOOKERS shall ensure that the EBOOKERS Locations provide Amadeus Germany with the itemization they receive monthly from BSP for paying the LH and/or LX Preferred Fare Surcharge (ADM) to Lufthansa and/or Swiss and received refunds (ACM) from Lufthansa and/or Swiss.

2.	Reimbursement requests shall be made to Amadeus Germany in txt and pdf format. The reimbursement will be made by Amadeus Germany and will be based on the ADM/ACM per IATA number. The EBOOKERS Locations in Germany will submit their reimbursement request as soon as possible but in no event later than the end of the month following the month the EBOOKERS Locations received the Lufthansa ADM data. Reimbursements will be made in the month following the month the reimbursement request is received by Amadeus Germany and will be provided usually by the 15th but no later than the 17th of such month. Neither Amadeus nor Amadeus Germany is responsible for any delays resulting from BSP or for reimbursements where EBOOKERS Locations have not otherwise followed the above timelines.

3.	The same applies to refunds where surcharges have been paid for by the EBOOKERS Location and Amadeus Germany had already reimbursed them. In that case, the reimbursement shall be paid back to Amadeus Germany (if possible,

Amadeus Germany will directly reconcile). EBOOKERS shall instruct the EBOOKERS Locations in Germany to allow Amadeus Germany to do the financial transactions via bank collection procedure.
4.	The above right of reimbursement ceases, if Amadeus Germany receives the ADM txt data and the ADM pdf data later than by the end of the month following the month of invoicing by Lufthansa and/or Swiss.
B. Switzerland and Austria.
The reimbursement process for EBOOKERS Locations in Switzerland and Austria is not yet finalized and will depend on the format and frequency which the Swiss BSP is able to provide, and that at the date of signature of this Amendment has not yet been finalized. The Parties agree to work in good faith to engage into a comparable process to the one defined for Germany, as soon as the necessary details are provided based on the process outlined by Swiss and Lufthansa. In any case, reimbursement at a country level will be via Amadeus or applicable Amadeus ACO. For the avoidance of doubt, once such a process has been agreed Amadeus or the applicable Amadeus ACO, reimbursement of the LH/LX Preferred Fare Surcharge will be made to EBOOKERS Locations in Switzerland and, with respect to Austria to the EBOOKERS fulfilment partner in Austria according to the agreement between the Austria ACO and such fulfilment partner. In the event EBOOKERS ceases to use a fulfilment partner in Austria and EBOOKERS opens an EBOOKERS Location in Austria, then the reimbursement hereunder would be paid to such EBOOKERS Location. In the event EBOOKERS is required to address a different repayment process with its fulfilment provider then Amadeus will work in good faith with EBOOKERS to address such a scenario to EBOOKERS reasonable satisfaction.
EBOOKERS will be responsible for communicating the above procedures and the other relevant terms and conditions of this Amendment to the applicable EBOOKERS Locations. For clarification, EBOOKERS represents and warrants that it is entitled to act for and on behalf of the applicable EBOOKERS Locations with regard to the declarations which are given in this Amendment and agrees to indemnify Amadeus and/or the applicable Amadeus ACO for any claims or damages resulting from a breach of this warranty.
§ 2 Amount of reimbursement
Given its purely provisional and compensatory nature, the Amadeus ACO’s reimbursement of the LH/LX Preferred Surcharge is subject to the following conditions:
•	the applicable EBOOKERS Location pays to Lufthansa/Swiss the LH/LX Preferred Fare Surcharge in the amount of (***) Euro (plus applicable VAT) charged by Lufthansa or (***) Swiss Francs in Switzerland (plus applicable VAT) charged by Swiss per Segment;

•	neither the applicable EBOOKERS Location nor EBOOKERS will receive from Lufthansa and/or Swiss any compensation, reimbursement, discount or waiver of the LH/LX Preferred Surcharge directly or through any other such mechanisms agreed outside of the Lufthansa/Swiss Preferred Fare Program agreement, and which effectively represent a reduction, reimbursement, discount or waiver of part of/or the totality of the LH/LX Preferred Fare Surcharge (in each case a “Reduction”);

•	if the applicable EBOOKERS Location and/or EBOOKERS receive a Reduction, it shall provide the ACM txt/pdf data to Amadeus and/or the applicable Amadeus ACO;

•	any charge related to the Lufthansa/Swiss Preferred Fare Program that the applicable EBOOKERS Location chooses to charge its traveller clients may only be related to the existence of the LH/LX Preferred Fare Program in general and not to the use of the Amadeus System. Reasonable efforts should be made to avoid that these charges will become a competitive disadvantage to Amadeus versus other Amadeus competitors. Any communication on such charge must be explicit in this respect. If this provision is breached, Amadeus reserves the right to be refunded for any amount reimbursed.
•	In case of a Reduction, such EBOOKERS Location (or EBOOKERS) shall inform Amadeus immediately. In this circumstance the reimbursement of (***) Euro (plus applicable VAT) for Lufthansa or (***) Swiss Francs in Switzerland (plus applicable VAT) for Swiss shall be reduced according to the Reduction.
§ 3 Charges for GK segments
If the applicable EBOOKERS Location books Lufthansa and/or Swiss flights in any other system, e.g. by using screen scraping tools, and if such EBOOKERS Location uses Amadeus or applicable Amadeus ACO infrastructure by creating GK segments, Amadeus or the applicable Amadeus ACO shall be entitled to charge a reasonable price per GK segment.
§ 4 Open book provision, penalty
1.	On request of Amadeus and/or the applicable Amadeus ACO with a minimum of 10 days notice up to a maximum of twice per year commencing with the Amendment Effective Date, EBOOKERS and/or the applicable EBOOKERS Locations, will permit Amadeus and/or the applicable Amadeus ACO to allow an external auditor or law firm (which are under a professional non-disclosure obligation) to audit the EBOOKERS’ and/or EBOOKER Locations’ records and documentation related to the subject matter of this Amendment in order to confirm compliance with this Amendment.

2.	If Amadeus discovers, through the audit or otherwise, that EBOOKERS and/or the applicable EBOOKERS Location has received a Reduction and EBOOKERS and/or the applicable EBOOKERS Location has failed to repay Amadeus for such amount, then EBOOKERS agrees to reimburse Amadeus for such unpaid amounts, plus a penalty equal to 25% of the unpaid amounts in addition to the direct costs of any expenses incurred by Amadeus in carrying out such audit. No penalties will be payable for unintentional errors.
§ 5 Business Continuity
Payment of the LH/LX Preferred Surcharge is a significant expense to Amadeus and/or the applicable Amadeus ACOs and of significant value to EBOOKERS and EBOOKERS Locations. Accordingly, subject to any express termination rights in the Agreement, EBOOKERS confirms that it and the EBOOKERS Locations will maintain business continuity with Amadeus during a period of 12 months after the Amendment Effective Date except in the event the Amadeus ACO does not continue the reimbursement described herein and the applicable EBOOKERS Locations are still obliged to pay the LH/LX Preferred Surcharge and this still constitutes a competitive disadvantage to the applicable EBOOKERS Location or if the LH/LX Preferred Fare Program is terminated within four weeks after the Amendment Effective Date. In the event that business continuity is not maintained prior to 30th of June 2009, the following will apply:
1.	Subject to points 2 and 3 below, EBOOKERS will reimburse the Amadeus ACO a percentage of the total LH/LX Preferred Surcharge reimbursements made, equal to the percentage of Net Segments which are not maintained with Amadeus (compared with the 12 month period prior to the Amendment Effective Date.) By way of example if 90% of business continuity is maintained then, subject to (2) and (3) below, EBOOKERS will repay 10% of the amount of the Amadeus ACO’s total reimbursed LH/LX Preferred Surcharges.

2.	If EBOOKERS maintains business continuity in at least one of the 6 month periods described in point 3 below, then any amount repayable to the Amadeus ACO under point 1 above will be reduced by 50%.

3.	If the business continuity goal is not achieved, no reimbursement will be required from EBOOKERS provided that EBOOKERS achieves at least (***) Net Segments for each of the following two 6 month time periods: 1 July 2008 — 31 December 2008 and 1 January 2009 — 30 June 2009. Net Segment shortfalls from this (***) target in the first 6 month period may be made up in the second 6 month period. Whether or not any reimbursement is payable by EBOOKERS will be determined at the end of these two 6 month periods, i.e., after 30 June 2009.
This provision shall survive any termination of this Amendment.
§ 6 Duration of Reimbursement
(1)	This Amendment automatically terminates (i) upon 6 weeks prior written notice, or (ii) as of the termination or modification effective date (Amadeus will provide confirming notice of such termination or modification within a reasonable period of time), whichever is earlier, if:
(a)	Lufthansa should terminate or modify the Lufthansa/Swiss Preferred Fare Program, or

(b)	Amadeus reaches an agreement with Lufthansa to fully or partially waive the LH/LX Preferred Fare Surcharge.
(2)	Amadeus is entitled to terminate this Amendment at any time with a notice period of 4 weeks to take effect at the earliest as of 31st December 2008.

(3)	Furthermore, Amadeus is entitled to terminate this Amendment upon 6 weeks written notice, or as of the termination or modification effective date (Amadeus will provide confirming notice of termination within a reasonable period of time), whichever is earlier, in case other airlines implement comparable programs in Germany, Austria and/or Switzerland.
§ 7 Confidentiality
In addition to all confidentiality obligations between the Parties, it is emphasized that the terms and conditions of this Amendment are strictly confidential and may not be disclosed to any third party absent Amadeus’ express written consent. The appropriate disclosures may be made to the EBOOKERS Locations as necessary to ensure compliance with this Amendment. EBOOKERS will require the EBOOKERS Locations to keep all terms and conditions of this Amendment strictly confidential and not disclosed to any third party. EBOOKERS will be responsible for the EBOOKERS Locations’ compliance with this confidentiality obligation.
All other terms and conditions of the Agreement remain in full force and effect except as modified by the above.
Agreed and Accepted:

Amadeus IT Group, S.A.	EBOOKERS LTD

/s/ Gillian Gibson	/s/ Alan Josephs

Signature	Signature

Name: Gillian Gibson	Name: Alan Josephs
Title: Group Vice President	Title: MD
Date: 10/11/08	Date: 15/10/08